Exhibit 3.3

COREPOINT LODGING INC.

ARTICLES OF AMENDMENT

CorePoint Lodging Inc., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting existing Section 7 of the Articles Supplementary, dated May 30, 2018 (the “Articles Supplementary”), regarding certain rights of the shares of preferred stock, par value $0.01 per share, of the Corporation designated as Cumulative Redeemable Series A Preferred Stock (“Series A Preferred Stock”) in its entirety and inserting in lieu thereof a new Section 7 to read as follows:

Changes Affecting Series A Preferred Stock

.

(a)So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the Holders of at least a majority of the total number of shares of Series A Preferred Stock then outstanding, voting as a separate class:

(i)amend, alter or repeal the Charter, including these Articles Supplementary, in any manner that would adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock whether by recapitalization, reorganization, reclassification, merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”); provided however, with respect to the occurrence of any of the foregoing Events, so long as the Series A Preferred Stock remains outstanding with the terms thereof unchanged in any material respect or the Holders receive stock of the successor with substantially identical powers, preferences, privileges and rights as the Series A Preferred Stock, taking into account that, upon the occurrence of such Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to adversely affect such powers, preferences, privileges or rights of the Series A Preferred Stock, and in such case such Holders shall not have any voting rights with respect to the occurrence of any such Event, and, provided further, that the creation or issuance, or any increase in the amounts authorized, of any class or series of Junior Stock that the Corporation may issue shall not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock;

(ii)designate or issue any Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock;

(iii)authorize, create or issue, or increase or decrease the authorized or issued amount of, shares of Series A Preferred Stock; or

(iv)enter into, amend or alter any provision of any agreement or other instrument binding upon the Corporation or any of its subsidiaries to the extent that such agreement or other instrument (or amendment or alteration thereto) would reasonably be expected to be material and adverse to the powers, preferences, privileges or rights of the Series A Preferred Stock under these Articles Supplementary.

(b)On each matter on which Holders are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote.

(c)The Holders shall have exclusive voting rights on any Charter amendment that would alter the contract rights, as expressly set forth in the Charter, of only the Series A Preferred Stock.

(d)The Corporation shall not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of these Articles Supplementary of Series A Preferred Stock and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders against impairment.

(e)

(i)So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall give each Holder notice (an “Issuance Notice”) of any proposed issuance by the Corporation of any Parity Stock (or any obligation or security convertible into or evidencing the right to purchase any such stock) (“Parity Securities”) at least 10 Business Days prior to the proposed issuance date.  An Issuance Notice shall specify the price at which such Parity Securities are to be issued, the aggregate size of the proposed issuance, and in reasonable detail the other material terms of the issuance.  Each Holder shall be entitled to purchase up to such Holder’s Pro Rata Share of the Parity Securities proposed to be issued, at the price and on the terms specified in such Issuance Notice; provided, however, that such right shall be subject to the restrictions on ownership and transfer set forth in Article VII of the Charter.  “Pro Rata Share” means, with respect to a Holder, the fraction that results from dividing (A) the total amount of the liquidation value of the shares of Series A Preferred Stock and Parity Securities held by such Holder (immediately before giving effect to the proposed issuance) by (B) the total amount of the liquidation value of all outstanding shares of Series A Preferred Stock and Parity Securities (immediately before giving effect to such proposed issuance).  For the avoidance of doubt, no Holder may assign to any Person its rights under this Section 7(e) to elect to purchase up to its Pro Rata Share of the Parity Securities.

(ii)Each Holder who desires to purchase any or all of its Pro Rata Share of the Parity Securities specified in an Issuance Notice shall deliver notice to the Corporation (each, an “Exercise Notice”) of its election to purchase such Parity Securities within five Business Days of receipt of such Issuance Notice.  An Exercise Notice shall specify the amount of Parity Securities to be purchased by such Holder and shall constitute exercise by such Holder of its rights under this Section 7(e) and an irrevocable and binding obligation of such Holder to purchase, at the price and on the terms specified in such Issuance Notice, the amount of Parity Securities specified in such Exercise Notice.  If, at the termination of such five-Business Day period, such Holder shall not have timely delivered an Exercise Notice to the Corporation, such Holder shall be deemed to have waived all of its rights under this Section 7(e) with respect to the purchase of such Parity Securities (but not with respect to any future issuance).

(iii)The Corporation shall have 90 days from the date of an Issuance Notice to consummate the proposed issuance and sale of any or all of such Parity Securities that the Holders have not elected to purchase pursuant to the foregoing Section 7(e)(ii) at the price and upon terms that are not less favorable to the Corporation than those specified in such Issuance Notice; provided, that such 90-day period shall be extended to 120 days to the extent necessary to comply with any regulatory requirements applicable to such proposed issuance.  If the Corporation proposes to issue any such Parity Securities after such period, it shall again comply with the procedures set forth in this Section 7(e).  Any proposed issuance of Parity Securities shall be in the sole discretion of the Board and the Corporation shall be under no obligation to consummate any proposed issuance of Parity Securities.  The Corporation shall not be liable to any Holder if the Corporation has not consummated any proposed issuance of Parity Securities pursuant to this Section 7(e) for any reason.

(iv)At the consummation of the issuance of such Parity Securities, the Corporation shall issue Parity Securities to be purchased by each Holder exercising preemptive rights pursuant to this Section 7(e) registered in the name of such Holder, against payment by such Holder of the purchase price for such Parity Securities, in accordance with the terms and conditions as specified in such Issuance Notice.  Each Holder purchasing Parity Securities pursuant to this Section 7(e) shall take or cause to be taken all such reasonable actions as are reasonably necessary in order to consummate such purchase.

(v)Notwithstanding anything contained in this Section 7(e), a Holder or other purchaser (for purposes of this Section 7(e)(v), the “Purchaser”) may purchase Parity Securities without the Corporation first complying with the provisions of this Section 7(e); provided (A) the Corporation gives prompt written notice to each Holder other than the Purchaser and (ii) the Purchaser and the Corporation take all steps necessary to enable the Holders other than the Purchaser to effectively exercise their respective rights under this Section 7(e) with respect to their purchase of a Pro Rata Share (based on ownership of shares of Series A Preferred Stock and Parity Securities immediately prior to the issuance of Parity Securities to the Purchaser pursuant to this Section 7(e)(v)) of the Parity Securities issued to the Purchaser (whether pursuant to the resale of Parity Securities by the Purchaser of such Parity Securities or the issuance by the Corporation of additional Parity Securities) as promptly as reasonably practicable and in any event not less than 30 days following such purchase by the Purchaser on the terms specified in this Section 7(e).

SECOND:  There has been no change in the authorized stock of the Corporation effected by the amendment to the Charter as set forth above.

THIRD:  The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

FOURTH: These Articles of Amendment shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles of Amendment for record.

FIFTH:  The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and acknowledged in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Secretary as of this 13th day of August, 2018.

COREPOINT LODGING INC.

/s/ Daniel E. Swanstrom

Name:  Daniel E. Swanstrom II

Title:    Executive Vice President and Chief Financial Officer

ATTEST:

/s/ Mark M. Chloupek

Name:  Mark M. Chloupek

Title:    Secretary